Exhibit 10.2

Form of Notice to Directors, Officers, and Other Employees
Regarding January 20, 2005, Acceleration of Stock Option Vesting

[Distributed to Applera officers and other employees on January 26, 2005; distributed to members of Applera’s Board of Directors on January 28, 2005.]

Applera announced last Thursday that the Board of Directors has accelerated the vesting of stock options previously awarded to employees, officers and the Board of Directors in light of new accounting regulations that will take effect in our fiscal year 2006 which begins July 1, 2005.

The following Q&A provides additional details regarding the acceleration and addresses questions that have been raised.

Q:	Why did Applera decide to accelerate the vesting of stock options?
The impact of new accounting regulations would have resulted in significant expenses being recorded on the Company’s income statement beginning with fiscal year 2006. The Board believes the reduction of expense associated with the acceleration of options is in the best interest of the Company and shareholders.

Q:	Are other companies taking similar action?
Since the rule’s adoption last month, a number of public companies have made the decision to accelerate vesting of stock options and more companies are expected to take similar action in coming months.

Q:	When are the stock options fully vested? When can I exercise?
The effective date for the vesting is January 20, 2005. Unless you are in a restricted group, you may exercise your options and sell the resulting shares at your discretion (subject, as is always the case, to insider trading laws and policies).

Q:	Did the acceleration affect any other terms or conditions of my options?
Generally speaking, no. The exercise prices are not affected and the acceleration did not change the term of your options. Options remain exercisable until their original termination date. As part of the acceleration, some Incentive Stock Options (ISO) could be converted to Non Qualified Options (NQ) resulting in a different tax treatment. You should contact your tax advisor if you have questions.

Q.	Must I exercise and sell my options now?
No. The acceleration means that your options are immediately vested. It does not change the term of the options, and the options remain exercisable until their termination date.

Q:	If I am interested in exercising or selling my options, who do I contact?
Optionees are provided materials on exercising stock options with their grant paperwork. If you do not have these materials, in the U.S. you should contact Scott Klein, our Stock Option Administrator, at 203-840-2936 for more information. Outside the U.S., employees should contact their local HR manager or director.

Q:	What is the effect on options which vest based on performance?
Executive level options related to business performance are excluded from this action.

Q:	What groups have restrictions associated with this action?
The Board of Directors imposed restrictions in order to prevent unintended personal benefits to themselves and senior executives. The restrictions apply to Vice Presidents (grade 18 level and above) and to our Board of Directors.

The restriction prohibits the sale or transfer (including, for example, gifts or pledges) of shares received by an individual through the exercise of accelerated options until the earlier of the original vesting date or termination of employment or service.

If this restriction applies to you, during the restricted period, shares resulting from your exercise of affected options will be held by the Company, although you will be entitled to vote the shares and receive any dividends. If you seek to exercise any of these options before the restriction lapses, you will be required to accept these terms in writing before the exercise will be processed.

Q:	Are some countries excluded from the acceleration, and if so why?
Because of the potential for negative tax impact on employees, some or all of the options granted to employees in France, Spain, Switzerland, The Netherlands, and the United Kingdom were excluded from the accelerated vesting action. If you reside or are working in any of these countries, you should contact your local HR representative for additional information.

Q:	What effect will this action have on the stock option program?
In light of the accounting treatment of stock options beginning with our fiscal year 2006, we are evaluating long-term incentive plan alternatives.

Q:	How does this action affect the Employee Stock Purchase Plan (ESPP)?
The acceleration of stock option vesting has no impact on the Employee Stock Purchase Plan. However, the rules governing the ESPP have changed and we have under review the impact of those changes on the program.